FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
October 29, 2009	Evan N. Zeppos (414) 276-6237 or (414) 491-6610

CIB MARINE BANCSHARES, INC. GAINS COURT
APPROVAL OF PLAN OF REORGANIZATION
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Holding Company’s Pre-Packaged Plan of Reorganization Will Reduce
Interest Expense, Cut Debt and Allow It to Emerge Stronger
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Bank Unaffected and Remains in Strong Capital Position

PEWAUKEE, Wis. – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBHQ.PK) today announced that the federal bankruptcy court has confirmed the company’s pre-packaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. Holding company officials said the court’s approval of the plan – which involves exchanging shares of its preferred stock for the debentures issued by the holding company in conjunction with its trust preferred securities offerings – paves the way for CIB Marine Bancshares to emerge from Chapter 11 in a stronger position.

“The court’s confirmation of our plan of reorganization is very good news for the holding company and its shareholders,” said John Hickey, Jr., chairman and CEO of CIB Marine Bancshares, Inc., which filed the pre-packaged plan in Federal Bankruptcy Court in Milwaukee in September. “The plan the court confirmed is what we proposed and what was approved by a vote of our trust preferred securities holders. The court’s approval will allow our holding company to move forward with an orderly and efficient reorganization process.”

CIB Marine Bancshares, Inc. is the holding company for the bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale. The bank and its branches are not affected by the holding company’s reorganization efforts, Hickey said.

“Our bank remains fully committed to meeting the ongoing needs of our valued customers, and the restructuring of the holding company will have no direct impact on the operations of the bank,” Hickey said, adding that the bank is regulated separately from the holding company by both federal and state regulators. “The bank remains adequately capitalized, and its accounts are insured up to applicable limits by the FDIC.”

Earlier this summer, the company proposed a plan to reduce expenses, lessen debt and strengthen the company by effectively converting debt issued in conjunction with its trust preferred securities offerings into equity in the form of its non-cumulative perpetual preferred stock.

Hickey said work would begin immediately on implementation of the plan. “We are pleased that the judge saw the benefits of our proposed plan of reorganization,” he said, “and we look forward to putting the plan into action and to emerging from this process as a stronger, more successful holding company.”

CIB Marine Bancshares, Inc., is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana and Arizona. Please visit www.cibmarine.com for more information.

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This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.